EXHIBIT 23


                    CONSENT OF INDEPENDENT AUDITORS
                    -------------------------------




The Board of Directors
Air Methods Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-24980, No. 33-46691, No. 33-55750,
No. 33-65370 and No. 33-75742) and Form S-3 (No. 33-59690 and
No. 33-75744) of Air Methods Corporations of our report dated
August 12, 1994 relating to the consolidated balance sheets of Air Methods Corporation and subsidiary as of June 30, 1994 and 1993, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended June 30, 1994, which report appears in the June 30, 1994 annual report on Form 10-K of Air Methods Corporation.


                                   KPMG PEAT MARWICK LLP
                                   KPMG PEAT MARWICK LLP


Denver, Colorado
June 26, 1995